Exhibit 99.1
News Release
Amkor Announces Final Award in Tessera Arbitration
Chandler, Ariz., January 14, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that the Arbitration Panel from the International Chamber of Commerce has issued the final award in the arbitration proceedings relating to Amkor’s license agreement with Tessera, Inc.
The Panel awarded Tessera $61 million in damages for past royalties due under the license agreement. The award is for the period March 2, 2002 through December 1, 2008 and includes an aggregate of $2 million for the first two months of the fourth quarter of 2008. The Company has already accrued $50 million for unpaid royalties through September 2008 and expects to accrue an additional $12 million for unpaid royalties in the fourth quarter ($9 million for unpaid royalties through September 30, 2008 and $3 million for royalties for the full fourth quarter of 2008). The Panel also found that Tessera is entitled to 3% simple interest for unpaid royalties calculated for the periods set by the final award. Payment of the final award, plus interest, is due in February 2009.
“We are satisfied with the overall results of the arbitration and are moving ahead as a Tessera licensee,” said James Kim, chief executive officer of Amkor. “Our cash position remains solid and we do not expect our ongoing business to be materially affected by the decision.”
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The Company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the Company’s SEC filings and on Amkor’s website.
Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the expected accrual for the fourth quarter of 2008, the Company’s cash position and the effect of the arbitration decision on the Company’s ongoing business. Important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Lynn Morgen
Corporate Vice President & CFO	MBS Value Partners
480-821-5000 ext. 5416	212-750-5800
jsolo@amkor.com	lynn.morgen@mbsvalue.com